U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

____________________________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)
 December 9, 2011

GREATBATCH, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-16137	16-1531026
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10000 Wehrle Drive, Clarence, New York		14031
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (716) 759-5600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240 14a-12).

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01 Entry into a Material Definitive Agreement.

         On December 9, 2011, Electrochem Solutions, Inc. (“Electrochem”), a Massachusetts corporation and indirect wholly owned subsidiary of Greatbatch, Inc. (“Greatbatch”), Weston Presidio V, L.P., a Delaware limited partnership, Micro Power Electronics, Inc., a Delaware corporation (“Company”) and Green MP Merger Sub, Inc., a Delaware corporation, entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which, subject to the satisfaction or waiver of the conditions therein, Electrochem will acquire all of the capital stock of the Company for expected net cash consideration of approximately $60 million and the assumption of debt and certain transaction-related payments and expenses.

The foregoing description of the Merger Agreement is not complete and is qualified in its entirety by reference to such agreement, which is filed herewith as exhibit 10.1 and is incorporated herein by reference.

Item 8.01 Other Events.

On December 13, 2011, Electrochem issued a press release, a copy of which is attached hereto as Exhibit 99.1, announcing the signing of the Merger Agreement.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits

10.1	Agreement and Plan of Merger dated December 9, 2011 among Electrochem Solutions, Inc., Weston Presidio V, L.P., Micro Power Electronics, Inc., and Green MP Merger Sub, Inc.

99.1	Press Release dated December 13, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: December 13, 2011	GREATBATCH, INC. By: /s/ Thomas J. Mazza Thomas J. Mazza Senior Vice President & Chief Financial Officer